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                                                                    EXHIBIT 16.1



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 24, 2002


Dear Sir/Madam,

We have read the second, third and fourth paragraphs of Item 4 included in the Form 8-K dated May 22, 2002 of IVAX Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

By: /s/ Timothy P. LaMacchia
    -------------------------------
        Timothy P. LaMacchia


Copy to: Mr. Thomas E. Beier, IVAX Corporation